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                                                                    EXHIBIT 23.1

The Board of Directors
The Kushner-Locke Company:

     We consent to incorporation by reference in the registration statements (Nos. 333-72785, 333-80521, 333-40391, 333-10239 and 33-82942) on Form S-3 and
(Nos. 333-79729, 333-63297, 33-45248 and 33-86768) on Form S-8 of our report dated December 15, 2000 related to the consolidated balance sheets of The Kushner-Locke Company and its subsidiaries at September 30, 2000 and 1999 and the related consolidated statements of operations and of cash flows and financial statement schedule for each of the years in the three-year period ended September 30, 2000, which report is included in the Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Century City, California
December 21, 2000